As filed with the Securities and Exchange Commission on March 24, 2004.
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BEVERLY ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	62-1691861 (I.R.S. Employer Identification Number)

One Thousand Beverly Way Fort Smith, Arkansas (Address of Principal Executive Offices)	72919 (Zip Code)

BEVERLY ENTERPRISES, INC.
401(K) SAVINGSPLUS PLAN
(Full title of the plan)

Douglas J. Babb
One Thousand Beverly Way
Fort Smith, Arkansas 72919
(Name and address of agent for service)

479-201-2000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered (1)	Registered (2)	Per Share(3)	Offering Price (3)	Registration Fee
Common Stock, Par Value $0.10 Per Share	1,000,000	$6.04	$6,040,000.00	$765.27

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Plus such additional number of shares as may be required pursuant to the employee benefit plan in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation or other similar event.

(3) This estimate is made pursuant to Rule 457(c) and (h) of the Securities Act solely for the purpose of determining the registration fee based on the average of the high and low prices of the Registrant’s common shares on the New York Stock Exchange on March 22, 2004.

INTRODUCTION

     This Registration Statement on Form S-8 is filed by Beverly Enterprises, Inc., a Delaware corporation (the “Registrant”), relating to up to 1,000,000 shares of its common stock, par value $0.10 per share (the “Common Stock”) issuable to eligible persons in accordance with the terms of the Beverly Enterprises, Inc. 401(k) SavingsPlus Plan (the “Plan”).

PART I

     The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents that the Registrant has previously filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 3, 2004.

•	Registration Statement on Form 8-A, filed with the Commission on October 15, 1997, under which the Company registered the Common Stock under the Securities Exchange Act of 1934.

     In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Registrant’s Amended and Restated Certificate of Incorporation, as amended, provides that the Registrant shall, to the full extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) or other applicable laws presently or hereafter in effect, indemnify each person who is or was or who has agreed to become a director or officer of the Registrant, or each such person who is or was serving or who had agreed to serve at the written request of the board of directors or an officer of the Registrant as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by the Registrant (including the heirs, executors, administrators or estate of such person), and eliminates the personal liability of its directors to the full extent permitted by the DGCL, or other applicable laws presently or hereafter in effect. The Registrant has entered into an indemnification agreement with each of its directors.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation of New Beverly Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997)

4.2	Certificate of Amendment of Certificate of Incorporation of New Beverly Holdings Inc., changing its name to Beverly Enterprises, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997)

4.3	By-Laws of Beverly Enterprises, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 filed on June 4, 1997 (File No. 333-28521))

Exhibit No.	Description
5.1	In lieu of attaching an Internal Revenue Service (“IRS”) determination letter or opinion of counsel that the Plan is qualified under section 401 of the Internal Revenue Code, the Registrant hereby undertakes to submit the Plan, and any amendments thereto, to the IRS in a timely manner, and has made or will make all changes required by the IRS in order to qualify the Plan.

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney (included as part of signature page)

Item 9. Undertakings.

     A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas, on March 24, 2004.

BEVERLY ENTERPRISES, INC.

By:	/s/ William R. Floyd

Its:	Chairman of the Board,
President, Chief Executive
Officer and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Douglas J. Babb and John G. Arena, and each of them severally, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William R. Floyd William R. Floyd	Chairman of the Board, President, Chief Executive Officer and Director	March 12, 2004
/s/ Donald L. Seeley Donald L. Seeley	Director	March 12, 2004
/s/ John D. Fowler, Jr. John D. Fowler, Jr.	Director	March 12, 2004
/s/ James R. Greene James R. Greene	Director	March 12, 2004
Edith E. Holiday	Director	March , 2004
/s/ John P. Howe, III John P. Howe, III	Director	March 12, 2004
/s/ James W. McLane James W. McLane	Director	March 12, 2004
/s/ Marilyn R. Seymann Marilyn R. Seymann	Director	March 12, 2004
/s/ Ivan R. Sabel Ivan R. Sabel	Director	March 12, 2004

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of New Beverly Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997)

4.2	Certificate of Amendment of Certificate of Incorporation of New Beverly Holdings Inc., changing its name to Beverly Enterprises, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997)

4.3	By-Laws of Beverly Enterprises, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 filed on June 4, 1997 (File No. 333-28521))

5.1	In lieu of attaching an Internal Revenue Service (“IRS”) determination letter or opinion of counsel that the Plan is qualified under section 401 of the Internal Revenue Code, the Registrant hereby undertakes to submit the Plan, and any amendments thereto, to the IRS in a timely manner, and has made or will make all changes required by the IRS in order to qualify the Plan.

23.1	Consent of Ernst & Young LLP

24.1	Power of Attorney (included as part of signature page)